digitiliti
NEWS RELEASE FOR IMMEDIATE RELEASE

AGENCY CONTACT:	COMPANY CONTACT:
Kirsten Chapman	Jack B. Scheetz
KC Associates, LLC	Interim President & CEO
763.449.0444	651.925.3255
kirsten@kc-associates.com	jscheetz@digitiliti.com

Digitiliti Appoints Kent O. Lillemoe to Its Board of Directors

ST. PAUL, Minn., Aug. 29, 2011— Digitiliti, Inc. (OTC: DIGI), a technology pioneer in information archiving software for unstructured data, today announced that on August 24, 2011, Kent Lillemoe was appointed to the company's board of directors. He replaces Benno Sand, who resigned from the board to focus on other significant responsibilities. The departing Mr. Sand was appointed to the board in 2009.
Mr. Lillemoe, who will chair Digitiliti’s audit committee, has extensive senior level executive experience, serving from January 2006 through April 2009 as chief financial officer of MinuteClinic, Inc., a “retail healthcare” company that integrates affordable healthcare solutions into consumer lifestyles. Previously, he served as chief financial officer of Envoy Medical Corporation, a start-up medical technology company focused on developing a fully-implantable device for the hearing impaired. Earlier (June 2000 through Jan. 2003), he served as founder, director and chief operating officer of Avante Optics Corporation, a start-up technology company focused on developing high-speed processes and equipment for manufacturing optical components. Mr. Lillemoe currently serves on corporate boards of directors, including Exos Corporation, Mobi, LLC and Wireless Ronin Technologies, Inc. He also serves as an advisor to Vast Enterprises and Finnegans, Inc.
“Digitiliti thanks Mr. Sand for the guidance he has provided the company during his tenure on our board,” said Digitiliti president and CEO Jack B. Scheetz.

Digitiliti’s Universal Archive Platform is the world’s first and only unified way to archive information in a single architecture for organizing, storing, and accessing diverse and massive amounts of data residing in content located throughout an organization. The platform is comprised of data storage, active archiving, information life cycle management and policy-based control of data.

About Digitiliti, Inc.
Digitiliti develops and sells innovative archive management software that addresses the cost, complexity, and compliance issues associated with controlling and utilizing unstructured data. The company’s products are easy to use and implement, cost-effective and deliver the right information needed for more informed, fiscally responsible business decisions. Digitiliti offerings include DigiBAK™, an offsite data protection/disaster-recovery solution, and its unique Universal Archive Platform that allows customers to extract and use valuable business knowledge hidden in unstructured content. Digitiliti markets and sells its software through its worldwide network of channel partners.

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